Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen High Income 2020 Target Term Fund:

We consent to the use of our report dated May 29, 2015 with respect to the financial statements of Nuveen High Income 2020 Target Term Fund, included herein, and to the references to our firm under the headings “Legal Opinions and Experts” in the Prospectus and “Experts” in the Statement of Additional Information filed on form N-2.

/s/ KPMG LLP

June 19, 2015

Chicago, Illinois